                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   Form 8-K/A
                           Amendment No. 1 to Form 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported): May 1, 1997


                      LEXINGTON CORPORATE PROPERTIES, INC.
             (Exact Name of Registrant as specified in its charter)


          Maryland                       1-12386                 13-3717318
(State or other jurisdiction        (Commission File           (IRS Employer
      of incorporation)                  Number)             Identification No.)


                 355 Lexington Avenue, New York, New York 10017
               (Address of Principal Executive Offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (212) 692-7260


                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.

On May 1, 1997, Lexington Corporate Properties, Inc., a real estate investment trust organized under the laws of the State of Maryland (the "Registrant"), acquired a property in Rancho Bernardo, California (the "Rancho Bernardo Property") for $7,725,000. The Rancho Bernardo Property contains 65,755 net rentable square feet and is leased to Cymer, Inc. under the terms of a net lease which expires on December 31, 2009. The lease provides for annual rental payments of $736,872, which will increase to $755,294 on June 1, 1997 and by approximately 5% every two years thereafter. The average annual net rent payable during the remaining lease term is $860,419, or approximately 11.1% of the purchase price.

Additionally, the Registrant has entered into a definitive agreement to acquire, through a merger, Corporate Realty Income Trust I ("CRIT"). As a result of the merger, the Registrant will acquire three properties totaling approximately 560,000 square feet. The transaction will be structured as a tax-free stock merger, and the merger consideration will consist of approximately $17.15 million of the Registrant's common stock to be issued to CRIT shareholders, subject to certain adjustments, and a cash payment of up to $1.0 million. The transaction is expected to close in 1997, subject to approval by CRIT's shareholders and the satisfaction of other customary closing conditions.

Upon completion of the merger, CRIT will cease to exist and the Registrant will be the surviving entity.

CRIT was formed as a Massachusetts business trust on June 27, 1989.

CRIT, which qualified as a real estate investment trust in 1990, owns three, triple-net-leased properties (the "Properties"). The first property is a 288,000 square foot Class A office building, leased to Circuit City Stores, Inc. as their corporate headquarters in Richmond, Virginia ("Circuit City Property"). The second property is a 148,000 square foot regional assembly facility, which is leased to Dana Corporation in Gordonsville, Tennessee ("Dana Property"). The third property is a 124,000 square foot regional distribution facility, which is leased to Allegiance Healthcare Corporation in Bessemer, Alabama ("Allegiance Property"). The Properties are currently encumbered by mortgage debt.

If the merger were to occur on September 1, 1997, the Properties are expected to have the following debt terms and outstanding balances: the Circuit City Property mortgage, maturing March 1, 2000, is expected to have a mortgage balance of $13.1 million outstanding and an interest rate of 8.875%; the Dana Property mortgage, maturing October 1, 2002, is expected to have a mortgage balance of $1.3 million outstanding and an interest rate of 9.5%; and the Allegiance Property mortgage, maturing September 1, 2001, is expected to have a mortgage balance of $1.0 million outstanding and an interest rate of 9.5%.

Item 7.  Financial Statements, Pro Forma Information and Exhibits.

(a)  Financial statements of properties acquired.

Corporate Realty Income Trust I Audited Financial Statements for the year ended December 31, 1996.

(b)Pro forma financial information.

The following unaudited pro forma consolidated financial statements of the Registrant for the year ended December 31, 1996 and as of and for the three months ended March 31, 1997 have been prepared from the historical consolidated financial statements of the Registrant, for the year ended December 31, 1996 and as of and for the three months ended, as adjusted to give effect to the following pro forma adjustments: (i) acquisitions consummated since January 1, 1996; (ii) the pending acquisitions of Corporate Realty Income Trust I and a property located in Phoenix, Arizona leased to Bull HN Information Systems the ("Pending Acquisitions"); (iii) the refinancing on May 30, 1997 of the property in Salt Lake City leased to Northwest Pipeline Corporation (the "Salt Lake City Property") (the "Salt Lake City Refinancing"); (iv) the issuance and sale of a total of 1,325,000 shares of convertible preferred stock; (v) the possible sale of the Ross Stores Newark Property described in the Registrant's filing on Form 8-K dated February 4, 1997 and (vi) acquisitions consummated in 1996, as such pro forma financial statements relate to 1996. The accompanying pro forma statements of income for the year ended December 31, 1996 and the three months ended March 31, 1997 have been prepared as if the events had been consummated as of January 1, 1996 and were carried forward through March 31, 1997. The accompanying pro forma balance sheet has been prepared as if these events had been consummated on March 31, 1997. The Registrant has not completed all evaluations necessary to finalize the purchase price allocations for the Pending Acquisitions and, accordingly, actual adjustments that reflect other evaluations of the purchased assets and assumed liabilities may differ from the pro forma adjustments presented herein. There can be no assurance that the Pending Acquisitions or the sale of the Ross Stores Newark Property will be consummated, or, if consummated, as to the terms or timing thereof. The unaudited pro forma financial statements do not purport to be indicative of what the results of the Registrant would have been had the transactions been completed on the dates assumed, nor is such financial data necessarily indicative of the results of operations of the Registrant that may exist in the future. The unaudited pro forma financial statements must be read in conjunction with the notes thereto and with the historical consolidated financial statements of the Registrant.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   HISTORICAL          ADJUSTMENTS (1)            PRO FORMA
                                                   ----------          ---------------            ---------
                                                                    (in thousands, except
                                                                        per share data)
Revenue:
   Rental                                            $31,244               $12,754                  $43,998
   Interest and other                                    431                    39                      470
                                                     -------               -------                  -------

          Total revenues                              31,675                12,793                   44,468

Expenses:
   Interest expense                                   12,818                 4,526                   17,344
   Depreciation                                        7,627                 3,267                   10,894
   Amortization of deferred expenses                     619                    98                      717
   Property operating expenses                           686                    79                      765
   General and administrative expenses                 3,125                   173                    3,298
   Transactional expenses                                644                    --                      644
                                                     -------               -------                  -------
          Total expenses                              25,519                 8,143                   33,662
                                                     -------               -------                  -------
Income before minority interests                       6,156                 4,650                   10,806
Minority interests                                       690                   908(2)                 1,598
                                                     -------               -------                  -------
   Net income                                        $ 5,466               $ 3,742                  $ 9,208
                                                     =======               =======                  =======
Per share data (3)
Net income
   Primary                                           $  0.58                                        $  0.68
   Fully diluted                                        0.58                                           0.66
Weighted average common shares
   outstanding
   Primary                                             9,393                 1,751                   11,144
   Fully diluted                                       9,393                 4,377                   13,770

        NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) This column reflects (i) the addition of historical results of operations for the period from January 1 to the respective acquisition dates for the properties acquired by the Company during 1996 and for a 12-month period for properties acquired since January 1, 1997 and for the Pending Acquisitions; (ii) the elimination of the results of operations of the Ross Stores Newark Property as if the sale had taken place on January 1, 1996; and (iii) the Salt Lake City Refinancing. The results of operations for properties acquired during 1996, from their respective acquisition dates through December 31, 1996 are included in the Company's historical 1996 consolidated statement of income. The results of operations consist principally of rental revenue, interest expense and depreciation expense.

     Rental revenue in these pro forma financial statements (both historical and pro forma) is generated from leases that are "net leases", under which the tenant is responsible for substantially all costs of real estate taxes, insurance and ordinary maintenance. Pro forma rental income represents straight-line rent as provided by GAAP, calculated as the difference between the cash rent paid under the lease and the average rent due over the noncancellable term of the lease.

     The pro forma revenue adjustment consists of the effect of the following transactions as if they had occurred on January 1, 1996. The adjustment for depreciation expense relates to the depreciation from purchase price adjustments as if the acquisitions described above had occurred on January 1, 1996.

                                                                       Rental
                                                                       Revenue              Depreciation
                                                                       -------              ------------
CRIT Acquisition                                                      $  3,557                $   922
Acquisition of the Salt Lake City Property                               3,264                    824
Acquisition of Properties leased to Toys "R" Us,
   Inc. (the "Toys Properties") and Liberty House, Inc.                  2,595                    840
Exel Pennsylvania Properties Acquisition                                 2,949                    601
Bull Information Systems Acquisition                                     1,023                    243
Other acquisitions                                                       2,608                    563
Sale of Ross Stores Newark Property                                     (3,242)                  (726)
                                                                      --------                -------
                                                                      $ 12,754                $ 3,267
                                                                      ========                =======

     Applicable pro forma interest expense is calculated based on annual interest rates on the respective debt as of the acquisition dates. The pro forma interest expense adjustments includes (i) the impact of the Salt Lake City Refinancing; (ii) paydown of the Credit Facility with proceeds from the sale of the Ross Stores Newark Property; (iii) repayment of the Toys Properties debt with proceeds from the issuance of Convertible Preferred Stock; and (iv) the impact of interest on acquisitions described above as if they had occurred on January 1, 1996.

(2) This amount represents the minority interest in the net income of LCIF due to the issuance of OP Units in the acquisition of the Salt Lake City Property, the acquisition of the Toys Properties, and the acquisition of the Exel Pennsylvania Properties.

(3) Primary net income per share is computed by dividing net income (reduced by preferred dividends) by the weighted average number of common and diluted common equivalent shares outstanding during the period. Fully diluted net income per share amounts are similarly computed but include the effect when dilutive of the Company's other potentially dilutive securities. Fully dilutive net income excludes preferred dividends and is increased by minority interest resulting from the assumed conversion of the limited operating partnership units. The Convertible Preferred Stock and Exchangeable Notes are excluded from the pro forma computations due to their anti-dilutive effect during the period

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997
                (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    HISTORICAL          ADJUSTMENTS              PRO FORMA
                                                    ----------          -----------              ---------
                                                                   (in thousands, except
                                                                      per share data)
Revenue:
   Rental                                            $ 9,699               $1,242(1)               $10,941
   Interest and other                                    125                    7                      132
                                                     -------               ------                  -------

          Total revenues                               9,824                1,249                   11,073

Expenses:
   Interest expense                                    4,240                  116(1)                 4,356
   Depreciation                                        2,461                  298(1)                 2,759
   Amortization of deferred expense                      194                  115                      309
   Property operating expenses                           218                   --                      218
   General and administrative expenses                   870                   --                      870
Other expenses                                            69                   --                       69
                                                     -------               ------                  -------
          Total expenses                               8,052                  529                    8,581
                                                     -------               ------                  -------

Income before minority interests                       1,772                  720                    2,492
Minority interests                                       262                   98(2)                   360
                                                     -------               ------                  -------
   Net income                                        $ 1,510               $  622                  $ 2,132
                                                     =======               ======                  =======

Per share data: (3)
Net income
   Primary                                           $  0.14                                       $  0.15
   Fully diluted                                     $  0.13                                       $  0.15
Weighted average common shares
   outstanding
   Primary                                             9,932                1,319                   11,251
   Fully diluted                                      11,967                1,909                   13,876


                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997
                (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

Real estate at cost                          $369,740               $ 20,731(4)                $390,471

Less accumulated depreciation                  53,803                 (6,884)(5)                 46,919
                                             --------               --------                   --------
Real estate, net                              315,937                 27,615                    343,552
Other assets                                   24,184                 (4,473)(6)                 19,711
                                             --------               --------                   --------
       Total assets                          $340,121               $ 23,142                   $363,263
                                                                    ========                   ========

Mortgage  loans payable
  (including accrued interest)               $203,694               $ (1,794)(7)               $201,900

Other liabilities                               8,046                  1,455(8)                   9,501
Minority interest                              28,429                     --                     28,429
Stockholders' equity                           99,952                 23,481(9)                 123,433
                                             --------               --------                   --------

       Total liabilities and
          stockholders' equity               $340,121               $ 23,142                    363,263
                                             ========               ========                   ========

       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED AND AS OF MARCH 31, 1997
                (ALL AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(1) These amounts reflect (i) the addition of historical results of operations for the period from January 1 to the respective acquisition dates for the Properties acquired by the Company during 1997 and for a 3-month period for the Pending Acquisitions, (ii) the elimination of the results of operations of the Ross Stores Newark Property as if the sale had taken place on January 1, 1996 and (iii) the Salt Lake City Refinancing. The results of operations for Properties acquired during 1997, from their respective acquisition dates through March 31, 1997, are included in the Company's historical March 31, 1997 consolidated statement of income.

     Rental revenue in these pro forma financial statements (both historical and pro forma) is generated from leases that are "net leases," under which the tenant is responsible for substantially all costs of real estate taxes, insurance and ordinary maintenance. Pro forma rental income represents straight-line rent as provided by GAAP, calculated as the difference between the cash rent paid under the lease and the average rent due over the noncancellable term of the lease.

     The pro forma rental revenue adjustment consists of the following transactions as if they had occurred on January 1, 1996 and were carried forward through March 31, 1997:

                                                           RENTAL REVENUE
                                                           --------------
      CRIT Acquisition                                       $   895
      Bull Information Systems Acquisition                       257
      Exel Pennsylvania Properties Acquisition                   648
      Other Acquisition                                          253
      Sale of Ross Stores Newark Property                       (811)
                                                             -------
                                                             $ 1,242
                                                             =======

     Applicable pro forma interest expense is calculated based on annual interest rates on the respective debt as of the acquisition dates. The pro forma interest expense adjustment includes (i) the impact of the Salt Lake City Refinancing (ii) repayment of the Credit Facility with proceeds from the sale of the Ross Stores Newark Property, and (iii) the impact of interest on acquisitions described above as if they had occurred on January 1, 1997.

     The pro forma depreciation expense adjustment consists of the following transaction as if they had occurred on January 1, 1996 and were carried forward through March 31, 1997:

                                                         DEPRECIATION
                                                         ------------
      CRIT Acquisition                                       $ 237
      Bull Information Systems Acquisition                      61
      Exel Pennsylvania Properties Acquisition                 130
      Other Acquisition                                         52
      Sale of Ross Stores Newark Property                     (182)
                                                             -----
                                                             $ 298
                                                             =====

(2) This amount represents the minority interest in the net income of LCIF due to the issuance of OP Units in connection with the acquisition of the Company's Salt Lake City Property and the Exel Pennsylvania Properties Acquisition.

(3) Primary net income per share is computed by dividing net income reduced by preferred dividends by the weighted average number of common and diluted common equivalent shares outstanding during the period. Fully diluted net income per share amounts are similarly computed but include the effect when dilutive of the Company's other potentially dilutive securities. Fully dilutive net income excluded preferred dividends and is increased by minority interest resulting from the assumed conversion of the limited operating partnership units. The company's Convertible Preferred Stock and Exchangeable Notes are excluded from the pro forma computations due to their anti-dilutive effect during the period.

(4) This amount consists of the real estate values of the following transactions as if they had occurred on March 31, 1997:

      CRIT Acquisition                                     $ 32,945
      Bull Information Systems Acquisition                   10,905
      Sale of Ross Stores Newark Property                   (30,844)
      Rancho Bernardo California Acquisition                  7,725
                                                           --------
                                                           $ 20,731
                                                           ========

(5) This adjustment represents the effect of the sale of the Ross Stores Newark Property as if it occurred on March 31, 1997.

(6) This adjustment includes the cash portion of the acquisitions of properties described in (4) above and the write off of deferred rent receivable related to the possible sale of the Ross Stores Newark Property.

(7)  This amount reflects the effects of (i) the Salt Lake City Refinancing,
     (ii) repayment of the Credit Facility with the proceeds of the sale of the Ross Stores Newark Property, and (iii) assumption of debt in connection with the CRIT Acquisition.

(8) This amount primarily includes the effect of the CRIT Acquisition and the Bull Information Systems Acquisition.

(9) The increase in stockholders' equity is attributable to (i) the issuance of 625 shares of Convertible Preferred Stock at a price of $12.50 per share and (ii) the issuance of approximately 1,319 shares, of Common Stock at $13.00 per share in connection with the CRIT Acquisition.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                      LEXINGTON CORPORATE PROPERTIES, INC.





                                 By:  /s/ T. Wilson Eglin
                                     ----------------------------------------
                                        T. Wilson Eglin
                                        President and Chief Operating Officer




Date:  June 17, 1997